osCommerce
Open Source E-Commerce Solutions

pleasure in the job puts perfection in the work

Latest News

27th June 2005:
osCommerce Meeting In Belgium

16th June 2005:
News Announcements Change

31st March 2005:
Issue #38: March 31, 2005

Current Release

osCommerce 2.2 Milestone 2:
- Download
- Online Demonstration

Statistics

Live Stores: 2,552
Contributions: 2,726
Community Members: 62,126

Support The Project!

Welcome to osCommerce!

What Is osCommerce?

osCommerce is an online shop e-commerce solution under on going development by the open source community. Its feature packed out-of-the-box installation allows store owners to setup, run, and maintain their online stores with minimum effort and with absolutely no costs or license fees involved.

osCommerce combines open source solutions to provide a free and open e-commerce platform, which includes the powerful PHP web scripting language, the stable Apache web server, and the fast MySQL database server.

With no restrictions or special requirements, osCommerce is able to run on any PHP enabled web server, on any environment that PHP and MySQL supports, which includes Linux, Solaris, BSD, Mac OS X, and Microsoft Windows environments.

Tell me more about osCommerce | Tell me more about the Open Source philosophy | Show me an online demonstration

About osCommerce



osCommerce is the leading Open Source online shop e-commerce solution that is powered by a dedicated, strong, and ever growing community, and is Freely available under the GNU General Public License.

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osCommerce Solutions



Everything you need to get started in selling physical and digital goods over the internet, from the Catalog frontend that is presented to your customers, to the Administration Tool backend that completely handles your online store data.

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Community Services



The services provided to and from the community have guaranteed the success of osCommerce, which includes the community forums, bug reporter, wiki documentation effort, and development workboard.

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